EXHIBIT 99.1
CONTACTS:

PRESS:	Katy Saeger / Jelena Spajic
5W Public Relations
310-566-7030
ksaeger@5wpr.com / jspajic@5wpr.com

INVESTORS:	Bill Miller
Aurelius Consulting Group, Inc.
(407) 644-4256 ext. 113
bill@aurcg.com
USN Corporation Anticipates First-Time Profitability
USN Enters into an Agreement with Aanshi Gems to Reduce Burn Rate and Enhance Position for Continued Growth

LOS ANGELES (October 26, 2006) — USN Corporation (OTC BB: USNR) (“USN” or the “Company”), owner of the “Ultimate Shopping Network,” announced today that it anticipates profitable operations for the first time since the Company’s launch in May 2003. USN has entered into an agreement with jewelry wholesaler Aanshi Gems Inc. (“Aanshi”), with the goal of alleviating production costs associated with operating a 24/7 television network and solidifying its market position as a luxury brand in home shopping. With revenue doubling two years in a row and with over 30 million viewers, the alliance with Aanshi is anticipated to position the Company for continued growth.
Under the terms of the agreement, Aanshi will lease 20 hours of airtime per day from USN and will be responsible for providing programming during such 20 hours. Aanshi will be responsible for the payment of USN’s Selling, General and Administrative (“SGA”) expenses and will provide high quality jewelry products at a discounted price to be sold on USN’s “Ultimate Shopping Network.” In conjunction with the Agreement, Aanshi has made a payment to USN in the amount of approximately $1.6 million as an advance payment of the SGA expenses. Within the next four weeks, Aanshi and USN will determine appropriate adjustments to the terms of the Agreement to reflect the advance payment made by Aanshi. Aanshi has also agreed to pay USN an amount equal to ten percent (10%) of the SGA expenses as a part of USN’s profit. USN has agreed to issue to Aanshi options to purchase common stock of USN. In addition, USN and Aanshi will negotiate and enter into a Note Purchase Agreement for the sale and purchase of convertible notes to be issued by USN to Aanshi in the aggregate principal amount of approximately $1.6 million.

USN Corporation will retain all of the revenues from its website (www.ShopUSN.com) and all of the revenues generated during the four hours of airtime per day retained by USN. USN will also retain all revenues generated from the up-sell volume created by the USN call center. If the gross revenues of the Ultimate Shopping Network reaches certain threshold amounts, USN will receive a bonus calculated as a specified percentage of sales grossed by Aanshi during the 20 hours per day of leased time. Further, Aanshi has assisted, and under the agreement will continue to assist, USN in exchanging existing credits to customers for new credit that can be used for future purchases from USN.
As a part of the agreement, Aanshi will have the right to nominate one member to serve on the board of directors of USN and to have one observer present at meetings of the board of directors of USN. Additionally, Aanshi will have approval rights of USN’s business under certain specified circumstances.
“This is a big deal for USN and its shareholders as it eliminates the overhead associated with running a 24/7 broadcasting network and moves the Company into immediate profitability,” said Mark J. Miller, CEO of USN Corporation. “USN will continue to focus on expanding into new markets and introducing new interactive technologies to enhance the shopping experience for our viewers while striving to maintain our rapid growth trajectory from a new position of profitability.”
ABOUT USN CORP.
USN is the owner of the Ultimate Shopping Network, a luxury brand in television shopping. As one of the leading high-end retailers on television, USN is dedicated to service, quality, integrity and luxury. With high quality goods and products ranging from $100 to $100,000, USN’s Ultimate Shopping Network reaches over 30 million aggregated U.S. households on DIRECTV Channel 345, Dish Network channel 223 and various cable and broadcast outlets throughout the United States. USN maintains a leading Internet shopping site, http://www.shopusn.com/, which offers customers many of the same upscale products seen by viewers on the network at very competitive price points.
# # #